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                            CERTIFICATE OF AMENDMENT
                    TO RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          CARROLS HOLDINGS CORPORATION

                            Under Section 242 of the
                        Delaware General Corporation Law

         CARROLS HOLDINGS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

         FIRST, that on August 13, 1993, the Board of Directors, acting by unanimous written consent, approved, declared advisable, and proposed for adoption by the stockholders the following resolution to amend the Restated Certificate of Incorporation of the Corporation by amending Section I.A(1) of the Restated Certificate of Incorporation:

         RESOLVED, that the Board of Directors hereby declares it advisable that the Restated Certificate of Incorporation of the Corporation be amended to update and reflect accurately the financing transactions to be entered into by the Corporation on or about August 17, 1993, and hereby proposes:

         1. That Section I.A. (1) of Article Fourth of the Corporation's Certificate of Incorporation be amended to read as follows:

                  "General Dividend Obligation. When and as declared by the Board of Directors of the Corporation and to the extent permitted by the GCL and the Financing Agreements (as hereinafter defined), the Corporation will pay to the holders of the Preferred Stock, out of the assets of the Corporation legally available therefor, preferential dividends at the times and in the amounts provided for in this subsection I.A., and no more. As used in this Section I, "Financing Agreements" shall mean the Third Amended and Restated Loan and Security Agreement dated as of August 9, 1993 by and among Carrols Corporation and the Corporation, as Borrower, and Heller Financial, Inc., as Lender, as such Agreement may be amended from time to time in accordance with its terms and the Other Agreements (as therein defined), and the Indenture dated as of August 17, 1993, between Carrols Corporation, the Corporation and Marine Midland Bank, N.A. as trustee, relating to the 11 1/2% Senior Notes due 2003 of Carrols Corporation, as such Indenture may be amended from time to time in accordance with its terms."

         2. That the first paragraph of Section I.D. of Article Fourth of the Corporation's Certificate of Incorporation be amended to read as follows:

                 "Voting Rights; Restrictions on Corporation Action. Except as otherwise required by law or as expressly provided in this subsection D., Shares of preferred Stock shall not entitle the holders thereof to any voting rights. So long as (i) any shares of Class A Preferred Stock shall remain outstanding and (ii) Citicorp Capital Investors Ltd., a Delaware corporation ("Citicorp") shall continue to hold at least 50% of the shares of Series I Class B Preferred Stock originally issued to it, and in addition to any other approvals or consents required by law, without the prior consent of Citicorp and Heller Financial, Inc.:"

         3. That Article Eighth of the Corporation's Certificate of Incorporation be amended to read as follows:


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                  "EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate, subject to the terms of Section I.D. of Article Fourth hereof, and to add or insert other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on shareholders, directors and officers are granted subject to this reservation."

         SECOND, that the foregoing amendment was duly adopted by the Stockholders of the Corporation in accordance with Sections 228 and 242 of the Delaware General Corporation Law on August 17, 1993.

         IN WITNESS WHEREOF, said CARROLS HOLDINGS CORPORATION has caused this Certificate to be signed by its Chairman and attested by its Secretary this 17th day of August, 1993.

                                              CARROLS HOLDINGS CORPORATION

                                              By: /s/ Alan Vituli
                                                 -------------------------------
                                                     Alan Vituli
                                                     Chairman

ATTEST:

By: /s/ Joseph A. Zirkman
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   Joseph A. Zirkman, Secretary